Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

December 11, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Continan Communications, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to Continan Communications, Inc., a Nevada corporation (“Company”), in connection with its Registration Statement on Form S-8 relating to the registration of ten million (10,000,000) shares of its common stock (“Shares”), $0.001 par value per Share, which are issuable pursuant to the Company's Amended and Restated 2007 Stock and Option Plan (Amendment No. 2). I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely, /s/ Brian F. Faulkner Brian F. Faulkner, Esq.